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                                                                   EXHIBIT 10.15


Mr. Mark Lynch
MicroStrategy Incorporated                              January 29, 1999
8000 Towers Crescent Drive, Suite 1400
Vienna, Virginia  22182



Dear Mark:

     NationsBank, N.A. (the "Bank") is pleased to offer to MicroStrategy
Incorporated, a Delaware corporation (the "Borrower") its commitment to establish the credit facility described in Section I hereof (the "Loan") subject to the terms and conditions set forth in Section II hereof.
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I.       The Loan.
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     A.    Type of Credit  Revolving Line of Credit.  The Borrower may obtain advances up to the Principal Amount. Subject
           Facility:       to the foregoing, amounts borrowed and repaid or prepaid may be re-borrowed. As a sub-
                           feature under this Line of Credit, the Borrower may obtain letters of credit issued by the Bank
                           ("Credits") up to the Letter of Credit Amount by executing and delivering to the Bank one or more letter of credit applications. Subject to the foregoing, as Credits expire, or as the Bank is reimbursed for payments made by the Bank pursuant to the Credits, the Borrower may apply for additional Credits. At no time may the aggregate amount of unpaid advances plus the aggregate amount of outstanding Credits exceed the Principal Amount.
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     B.   "Principal Amount":  $25,000,000.00.

     C.   "Letter of Credit Amount":  $5,000,000.00.

     D.   Purpose:  To support the working capital needs of the Borrower and to finance Investments (defined below).
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MicroStrategy Incorporated
January 29, 1999
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      E.   Interest Rate:  Advances under the Loan shall bear interest at a variable rate equal to the Index plus the Variance. For purposes of the Loan, the "Index" means that variable rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the three-month
                           London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second preceding business day, as adjusted from time to time in the Bank's sole discretion for then-
                           applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If, for any reason, such rate is not available, the term "Index" shall mean the fluctuating rate of interest equal to the three-month rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%)
                           appearing on Reuters Screen LIBO Page as the three month London interbank offered rate for deposits in
                           Dollars at approximately 11:00 a.m. (London time) on the second preceding business day as adjusted from time to time in the Bank's sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on
                           Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. For purposes of the Loan, the term "Variance" means a rate per annum which is to be determined with reference to the Funded Debt Ratio (defined below) at the time of determination, as follows:

                           If the Funded Debt Ratio in
                           effect is ...             ...then the Variance is:

                           Greater than or less than 1:1            1.00%
                           Less than 1:1 but  2:1                   1.25%
                           Less than  2:1 but  3:1                  1.50%
                           Less than 3:1 but  3.5:1                 1.75%

                           The interest rate on the Loan will change quarterly in
                           accordance with changes in the Index and the Funded Debt
                           Ratio.  Interest on the Loan shall be calculated on the
                           basis of a 360-day year, for the actual number of days
                           elapsed.


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MicroStrategy Incorporated
January 29, 1999
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     F.   Payments:

          (1)  Interest.  Accrued interest shall be payable in consecutive
               --------
               monthly installments, and in full on the Maturity Date.

          (2)  Principal. Amounts paid by the Bank in honoring Credits shall be
               ---------
               reimbursed by the Borrower on demand. Principal on advances shall be payable in full on the Maturity Date.

          (3)  Optional Prepayments. Principal on the Loan may be prepaid at any
               --------------------
               time in whole or in part without penalty.

     G.   "Maturity Date":  May 31, 2001.

     H.   Fees:   The Borrower shall pay the following fees to the Bank:

               (1)  Commitment Fee. A commitment fee of $25,000.00, one-half of
                    --------------
                    which being payable upon the acceptance of this commitment, as set forth below, with the remaining one-half being payable on the Closing Date.

               (2)  Unused Fee.  A fee of .20% per annum of the average unused
                    ----------
                    portion of the Loan, payable quarterly in arrears.

               (3)  Letter of Credit Fee.  A fee of 1.0% per annum of the
                    --------------------
                    average outstanding amount of Credits, payable quarterly in arrears.


     I.   Investments:   Advances may be requested and received for the purpose
                         of engaging in any transaction, or any series of related transactions, by which the Borrower directly or indirectly acquires an interest in, or in any way otherwise makes a debt or equity investment in, any entity (each, an "Investment"). The requirements for each Investment shall be customary for transactions of this type and size, but shall be, at a minimum, as follows:

                              (a) The entity in which the Investment is made is
                         in substantially the same, or a related, line of business as the Borrower.
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MicroStrategy Incorporated
January 29, 1999
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                              (b) No default or event of default shall have
                         occurred and be continuing or shall occur after giving effect to such Investment.

     J.   Credits:       Each Credit shall be issued for a term not to exceed
                         one (1) year, although any Credit may be automatically renewed in accordance with the terms and conditions of said Credit and the related application. Credits may be denominated in U.S. Dollars, Canadian Dollars,
                         Pounds Sterling, Dutch Guilders, Spanish Pesetas,
                         Austrian Schillings, the European Union's single currency (the "Euro"), the Italian Lira, the German
                         Deutsche-Mark or the French Franc.


II.  Terms and Conditions.  Each of the following is a precondition to the
     --------------------
     obligation of the Bank to establish the Loan:


     A. Documentation: The Borrower and the Guarantors (collectively, the "Obligors") shall execute and deliver or cause to be delivered to the Bank such instruments, documents, certificates, opinions and assurances as the Bank may request in connection with the establishment of the Loan (the "Loan Documents") and in connection with the Obligors' respective authority and capacity to accept the Loan and execute the Loan Documents (including, without limitation, corporate resolutions and authorizations, letters of consent); and the Borrower shall be required to take such other action in connection with the Loan as the Bank may reasonably request. The Bank's forms of Loan Documents shall be used. In addition to the standard provisions that are normally contained in documents relating to a loan similar to the Loan, the Loan Documents shall contain the following provisions:



          (1)  A right of setoff upon the occurrence of a default.



          (2) Representations, warranties and covenants requiring that any computer application which is material to the operations of the Borrower, its subsidiaries, or any of its material vendors or suppliers be Year 2000 Compliant (as defined by the British Standard Institute) by September 30, 1999, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower.
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MicroStrategy Incorporated
January 29, 1999
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          (3)  A late fee of 5% of the amount of any scheduled payment which is not paid within 10 days after its scheduled due date.



          (4) A post-maturity rate of 4% per annum over the interest rate otherwise from time to time in effect.


          (5) The following affirmative and negative covenants:


               (a) The Borrower shall be required to submit to the Bank, among other things, (i) annual consolidated financial statements within one hundred fifty (150) days after its fiscal year-end, (ii) annual consolidated projections for the next fiscal year within 30 days after its fiscal year-end, (iii) quarterly consolidated financial statements within 45 days after the end of each fiscal quarter, (iv) quarterly accounts receivable agings within 45 days after the end of each fiscal quarter and (v) such other financial information as the Bank may from time to time request.

               (b) The Borrower shall be required, among other things, to maintain its properties and insurance, pay all taxes and comply with all laws, and notify the Bank of any actual or potential contingent liabilities in excess of insurance by $500,000. The Borrower shall be prohibited from, among other things, (i) changing (without prior notice to the Bank), or suffering any change in, Michael J. Saylor's status as CEO, President and majority shareholder of the Borrower; (ii) incurring additional liens on its assets, except operating and capital leases, purchase money liens and certain standard permitted liens; (iii) changing its conduct or type of business in any material respect; (iv) sales of assets in excess of $350,000 in the aggregate in any fiscal year of the Borrower; and (v) incurring additional indebtedness (other than capital, operating leases and purchase money debt) in excess of $750,000 in the aggregate outstanding at any one time.

               (c) The Bank shall be allowed to make periodic audits of the books and records of the Borrower at the Bank's reasonable discretion during normal business hours.

               (d) During the term of the Loan, the following financial covenants must be observed, and shall be measured quarterly:
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MicroStrategy Incorporated
January 29, 1999
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                     (i) Maximum Funded Debt to EBITDA ratio (the "Funded Debt
                         Ratio"): 3.5 to 1.0, measured on a rolling 4-quarter basis, commencing December 31, 1998.



                     (ii)   Minimum Current Maturity Coverage Ratio:  1.25 to
                         1.0, measured on a rolling 4-quarter basis, commencing December 31, 1998.


                    As used herein and in the Loan Documents, the following terms shall have the following meanings:

                    "Funded Debt" means all interest-bearing indebtedness for all borrowed money.

                    "Current Maturity Coverage Ratio" means net income, plus depreciation, plus taxes, plus interest expense, minus distributions to shareholders; to the current year's current maturities of long-term debt (not including the Loan), plus current portion of capital leases, plus interest expense.

     B. "Closing Date": The Loan shall be closed on such date as is mutually satisfactory to the Borrower and the Bank, but not later than February 28, 1999 unless we agree in writing to a later date. In the event the Loan is not closed by the Closing Date, this commitment shall expire and the Bank shall have no further obligation hereunder.

     C. Expenses: All documentation shall be prepared by the Bank's counsel, Mays & Valentine, L.L.P., and shall be in form and substance reasonably satisfactory to the Bank and its counsel. The Borrower shall be responsible for the expenses of the Bank reasonably incurred (including the fees of Bank counsel, not to exceed $10,000.00 plus out-of-pocket expenses; provided, however, that excessive negotiation or unforeseen circumstances may increase this amount) whether or not the Loan closes.

     D. Other requirements:

          (1) No material adverse change in the Obligors' financial condition or prospects, or in the condition of any security, between the date hereof and the Closing Date.
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MicorStrategy Incorporated
January 29, 1999
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          (2)  The Bank will require an opinion letter from the Obligors'
               counsel, acceptable to it in form, which verifies the proper authorization, execution, delivery, and enforceability of the Loan Documents, and which opines as to certain other matters required by the Bank.

          (3) There shall exist no default in any of the Borrower's obligations or in the Borrower's compliance with any applicable legal requirements which, in the Bank's reasonable judgment, materially impairs the prospect that the Borrower will pay and perform the Loan in accordance with its terms.

     This commitment is not assignable by operation of law or otherwise without the Bank's prior written consent. This letter evidences an agreement between the Borrower and the Bank only and is not to be relied upon by any third party without the prior written consent of the Bank. No statements, agreements or representations, oral or written, which may have been made by the Bank or by any employee, agent or broker acting on the Bank's behalf, with respect to the transactions contemplated by this letter, will be of any force or effect, except to the extent stated in this letter, and all prior agreements and representations in respect of such transactions are merged herein so that this letter contains the entire agreement between the Bank and the Borrower. This letter may not be amended, modified, supplemented or terminated except by written agreement signed by the Borrower and the Bank.

     Upon the Borrower's acceptance of the offer contained in this letter, signed and returned to the Bank together with one-half of the above-referenced Commitment Fee, the Bank shall proceed with the preparation of the Loan Documents. The Bank's obligations hereunder shall expire unless this letter, together with one-half of the Commitment Fee, is signed and returned to the Bank on or before February 15, 1999.

     This letter, the agreements evidenced hereby, and the transactions contemplated hereby, shall be governed in all respects by the laws of the Commonwealth of Virginia.

                                    Very truly yours,

                                    NATIONSBANK, N.A.



                                    By:
                                        ____________________________
                                         Christopher Gage Morse,
                                         Assistant Vice President
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MicroStrategy Incorporated
January 29, 1999
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     The undersigned hereby accepts the foregoing Commitment and agrees to consummate the transactions contemplated therein.


MICROSTRATEGY INCORPORATED    [SEAL]          Date: _________________



By:___________________________
Title:__________________________